UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 19, 2018
Date of Report (Date of earliest event reported)

Ecology and Environment Inc.
(Exact name of registrant as specified in its charter)

Commission File Number 1-9065

New York	16-0971022
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

368 Pleasant View Drive
Lancaster, New York	14086
(Address of principal executive offices)	(Zip code)

(716) 684-8060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 245 under the Securities Act (17 CFT 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFT 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFT 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

On September 18, 2018, the Board of Directors of Ecology and Environment Inc. (the “Company”) appointed Chairman of the Board, Marshall A. Heinberg, as Interim Executive Chairman, a provisional office presiding over the principal officers of the Corporation responsible for the performance of the Company’s global business in accordance with the Board of Directors’ strategic initiatives.

Mr. Heinberg is 61years old and has served as Chairman of the Board since April 2017.  He founded MAH Associates, LLC, a strategic consulting firm in July 2012; serves as a director of Universal Biosensors; and is a Senior Advisor to Burford Capital.  He served as Head of the Investment Banking Department and as a Senior Managing Director of Oppenheimer & Co. Inc. and also served as the U.S. Head of Investment Banking at CIBC World Markets. During his career, he worked on numerous financings and merger and acquisition transactions with many leading environmental engineering and consulting firms.

In furtherance of these initiatives, the Board of Directors also promoted Senior Vice President, Todd Musterait, as President of United States Operations to provide focused leadership, development and management of the Company’s domestic operations, while the Company’s Chief Executive Officer will concentrate on overall strategy, key accounts development and international operations.

With 25 years of experience and over a year as an officer of the Company, Mr. Musterait is 47 years old and has led US environmental business lines and served on various leadership teams for global integrated consulting environmental and engineering firms. Musterait holds a Master of Engineering, Civil Engineering, from Clarkson University and a B.S. in Civil Engineering from the University of New Hampshire.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOLOGY AND ENVIRONMENT INC.

	By	/s/ Gerard A. Gallagher III
Gerard A. Gallagher III, Chief Executive Officer
Dated: September 19, 2018